CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (No. 333-284296) (the “Registration Statement”) of our report dated April 11, 2024 relating to the statutory basis financial statements and supplemental information of Transamerica Life Insurance Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

April 25, 2025